Exhibit 99.1

CAUTIONARY STATEMENTS FOR PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF
THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

RISK FACTORS

Declines in overall activity in our markets have adversely affected our operating results and are expected to continue to adversely affect our operating results until market conditions improve

     As a result of the slowdown in economic activity and decline in white-collar employment, we have experienced a decrease both in our occupancy rates and overall market rental rates and an increase in costs to re-lease space. Below is a summary of our leasing activity for tenants taking occupancy for the periods presented for our office properties. Our 10 largest markets in terms of property net operating income from continuing operations in order from greatest to least are San Francisco, Boston, San Jose, Seattle, New York, Chicago, Washington D.C., Los Angeles, Atlanta and Orange County. These markets accounted for approximately 78.4% of our property net operating income from continuing operations in the fourth quarter of 2003.

	For the years ended
	December 31,
	2003	2002
Office Property Data:
10 Largest Markets:

Portion of total office portfolio based on square feet at end of year	69.4%	68.1%

Occupancy at end of year	86.1%	88.8%

Gross square footage for tenants whose lease term commenced during the year	15,218,840	13,582,766

Weighted average annual rent per square foot for tenants whose lease term commenced during the year (a)(b)	$27.93	$31.54

Gross square footage for expiring and terminated leases during the year	15,932,288	16,308,269

Weighted average annual rent per square foot for expiring and terminated leases during the year(a)	$31.12	$31.19

Total Office Portfolio:

Portion of total portfolio based on square feet at end of year	100.0%	100.0%

Occupancy at end of year	86.3%	88.6%

Gross square footage for tenants whose lease term commenced during the year	22,684,488	20,620,427

Weighted average annual rent per square foot for tenants whose lease term commenced during the year (a)(b)	$25.68	$28.48

Gross square footage for expiring and terminated leases during the year	23,976,592	23,711,452

Weighted average annual rent per square foot for expiring and terminated leases during the year(a)	$28.14	$28.61

(a)	These weighted average rental rates are based on the average annual base rent per square foot over the term of each of the leases and the current estimated tenant reimbursements, if any.

(b)	Weighted average annual rent per square foot for new office leases for which the tenants have occupied the space during the relevant period may lag behind market because leasing decisions typically are made anywhere from one month to 12 or more months prior to taking occupancy.

     A significant contributor to the decline in occupancy for our office properties since the beginning of 2002 has been early lease terminations. From January 1, 2002 through December 31, 2003, early lease terminations affected approximately 11.2 million square feet and we received lease termination fees of approximately $219.8 million. Although lease termination fees increase current period income, future rental income will most likely be reduced because, given the decline in market rents, it is unlikely we will collect the full contracted amount which had been payable under the terminated leases from new tenants who may occupy the vacated space. We will also often incur downtime and additional costs to relet the space. Although there is no way of predicting future lease terminations, we currently anticipate that lease termination fees will be relatively stable in 2004 as compared to 2003 and the affected square feet should be less in 2004 than 2003. The amount of lease termination fees is not necessarily proportionate to the square footage of leases being terminated. Although occupancy has declined since the beginning of 2002, it has stabilized over the last two quarters at approximately 86% and given the current rate of new leasing activity, we expect our average occupancy to increase approximately 1% to 2% in 2004. However, the extent to which we can achieve occupancy increases will depend, to some extent, on office job growth in the markets in which we operate. We estimate that for each 1% change in the average occupancy of our office properties there is a corresponding $30 million to $35 million change in our net operating income.

     As indicated in the table above, due to the weak economy, there has been a general decline in market rental rates for office properties in 2002 and 2003 as reflected by the difference between the weighted average annual rent per square foot for expiring and terminated leases compared to the weighted average annual rent per square foot for tenants whose lease term commenced during the same period. This roll down in rents adversely affected our rental revenues in 2002 and 2003 and unless the economy recovers and market rental rates increase substantially from their current levels, is expected to adversely affect our rental revenues in subsequent periods as we enter into new leases. The actual rental rates at which available space will be relet will depend on prevailing market factors at the time. We currently estimate that the average annual total rent of approximately $30.43 per square foot as of December 31, 2003 for all our office properties is approximately $3.50 to $4.00 per square foot above market rent and expect this trend to continue in 2004. As of December 31, 2003, approximately 65.8 million square feet of occupied space (approximately 62.4% of the total occupied square feet) is scheduled to expire through 2008. The square footage of leases scheduled to expire in each of the next five years and the average annual rent per square foot for these leases is presented below.

		Annualized Rent per Occupied
Year	Square Feet of Expiring Leases (a)	Square Foot (b)
2004	12,187,759	$27.70

2005	13,580,501	$30.55

2006	13,984,235	$29.52

2007	12,399,315	$29.23

2008	13,647,832	$27.86

Total/Average	65,799,642	$29.00

(a)	Based on the contractual termination date of the lease without regard to any early lease termination and/or renewal options.

(b)	Based on annualized rent. Annualized rent is the monthly contractual rent as of December 31, 2003, or if the current rent payable is $0 then the first monthly rent payment due, under existing leases as of December 31, 2003 multiplied by 12 months (“Annualized Rent”). This amount reflects total base rent and estimated expense reimbursements from tenants as of December 31, 2003 without regard to any rent abatements and contractual increases or decreases in rent subsequent to December 31, 2003. Total rent abatements for leases in place as of December 31, 2003, for the period from January 1, 2004 to December 31, 2004 are approximately $38.2 million. We believe Annualized Rent is a useful measure because this information can be used for comparison to current market rents as published by various third party sources.

     During 2003, we experienced material increases in tenant improvement and leasing costs as a result of competitive market conditions for new and renewal leases. The weighted average tenant improvement and leasing cost per square foot incurred for office leases which commenced during 2003 was approximately $19.05, a substantial increase compared to the cost of $13.59 per square foot incurred in 2002. These increases in tenant improvement and leasing costs resulted in a decrease in net effective rents (contract rents reduced by tenant improvement costs, leasing commissions and any free rent periods) for lease renewals and retenanted properties. We expect tenant improvement and leasing costs to be approximately $18 to $20 per square foot in 2004.

     We have also continued to experience uncollectible receivables, although at lower levels than prior periods, relating to tenants in bankruptcy or tenants experiencing financial difficulty. Bad debt expense relating to uncollectible receivables (from continuing operations) was approximately $12.6 million, $27.8 million and $24.7 million in 2003, 2002 and 2001, respectively. We anticipate that the level of uncollectible receivables in 2004 will be similar to 2003. Although we have collateral from many of our tenants, mostly in the form of security deposits and letters of credit, such collateral is generally not sufficient to cover the full cost of releasing the space and additional write-offs of tenant receivables may occur.

In order to continue to pay distributions to our common shareholders at current levels, we must borrow funds or sell assets

     Lower occupancy levels, reduced rental rates, and reduced revenues as a result of asset sales have had the effect of reducing our net cash provided by operating activities. In addition, our tenant improvement and leasing costs have increased significantly due to competitive market conditions for new leases. During the year ended December 31, 2003, our net free cash flow was insufficient to pay capital improvements, tenant improvements and leasing costs and distributions to our shareholders and unitholders by approximately $179 million. We funded this net free cash flow deficit primarily with a combination of borrowings under our line of credit and proceeds from property dispositions. We define net free cash flow as (a) net cash provided by operating activities determined in accordance with generally accepted accounting principles (“GAAP”) plus funds from operations from our joint venture activities and minority interest (which we view as an integral part of our business) plus changes in non-cash items, such as rents receivable and accounts payable, which are expected to be settled in cash but are not reflected in net cash provided by operating activities determined in accordance with GAAP due to timing differences between the accrual of the receivable or payable and the cash settlement of such items, less (b) expenditures for capital improvements, tenant improvements and leasing costs and distributions to our shareholders and unitholders. Net free cash flow is a non-GAAP financial measure and is reconciled to net cash provided by operating activities, the most directly comparable GAAP measure, for the period presented below. Our calculation of net free cash flow is not necessarily comparable to similar measures that may be presented by other companies.

For the year ended
December 31, 2003
Net cash provided by operating activities	$1,132,303
Plus: Net joint venture and minority interest FFO excluding non-cash items (deferred rent, loan amortization and non-real estate depreciation)	112,800
Plus: Total changes in assets and liabilities in net cash provided by operating activities, net of provision for doubtful accounts and deferred rent	31,249
Plus: Other timing differences and changes in non-cash items	11,665
Less: Capital improvements, tenant improvements and leasing costs (for leases which commenced during the period) and other costs including our share of joint ventures capital improvements, tenant improvements and leasing costs	(512,036)
Less: Distributions to common shareholders and unitholders	(901,259)
Less: Payment of preferred distributions	(53,841)

Net Free Cash Flow Deficit	$(179,119)

     If our net cash from operating activities and tenant improvements and leasing costs continue at these levels, and if our Board of Trustees continues to declare distributions on our common shares at current levels, our net free cash flow deficit would continue in subsequent periods and it is anticipated that we would fund this deficit in a similar manner. We currently anticipate that the deficit for 2004 will be similar to 2003.

     We expect to be a net seller of real estate again in 2004, which will further reduce our income from continuing operations and funds from operations and may also result in gains or losses on sales of real estate and potential impairment charges

     We were a net seller of real estate in 2003 and 2002. As a result of our capital allocation strategy of taking advantage of favorable market conditions to exit non-core markets, we expect to be a net seller of real estate again in 2004, which will further reduce our income from continuing operations and funds from operations and may also result in gains or losses on sales of real estate and potential impairment charges.

Our performance and share value are subject to risks associated with the real estate industry

     As a REIT, we are susceptible to the following real estate industry risks:

•	downturns in the national, regional and local economic conditions and white-collar employment growth in markets where our properties are located;

•	unfavorable market conditions which could affect our ability to complete any property dispositions or acquisitions on a timely basis or on economically attractive terms;

•	local conditions such as an oversupply of office properties, including space available by sublease, or a reduction in demand for high rise and other office properties;

•	the attractiveness of our properties to tenants;

•	competition from other available office properties;

•	changes in market rental rates, particularly as our buildings age, and our ability to fund repair and maintenance costs;

•	our ability to fund the increased cost of tenant improvements and other costs required to lease or re-lease space;

•	our ability to complete and lease current and future developments on schedule and in accordance with budget;

•	our ability to collect rent from tenants; and

•	our ability to pay for adequate insurance (including coverage for catastrophic events such as earthquakes and terrorist acts), utility, security and other operating costs, including real estate taxes, that may increase over time as markets stabilize, and that are not necessarily reduced when circumstances such as market factors and competition cause a reduction in income from the property.

Our properties face significant competition

     We face significant competition from other owners, operators and developers of office properties. Substantially all of our properties face competition from similar properties in the same markets. Such competition may affect our ability to attract and retain tenants and reduce the rents we are able to charge. These competing properties may have vacancy rates higher than our properties, which may result in their owners being willing to make space available at lower rental rates than the space in our properties. This combination of circumstances could adversely affect our results of operations, which could cause a decline in the market value of our securities.

We face potential adverse effects from tenant bankruptcies or insolvencies

     The bankruptcy or insolvency of our tenants may adversely affect the income produced by our properties. If a tenant defaults, we may experience delays and incur substantial costs in enforcing our rights as landlord. If a tenant files for bankruptcy, we cannot evict the tenant solely because of such bankruptcy. A court, however, may authorize a tenant to reject and terminate its lease with us. In such a case, our claim against the tenant for unpaid, future rent would be subject to a statutory cap that might be substantially less than the remaining rent owed under the lease. In any event, it is highly unlikely that a bankrupt tenant would pay in full amounts it owes us under a lease. In other circumstances, where a tenant’s financial condition has become impaired, we have agreed to partially or wholly terminate the lease in advance of the termination date in consideration for a lease termination fee that is less than the agreed rental amount. Without regard to the manner in which the lease termination occurs, we are likely to incur additional costs in the form of tenant improvements and leasing commissions in our efforts to lease the space to a new tenant, as well as likely lower rental rates due to declines in market rents. In any of the foregoing circumstances, our results from operations could be adversely affected, resulting in a decline in the market value of our securities.

New acquisitions may fail to perform as expected

     Assuming we are able to obtain capital on commercially reasonable terms, we may acquire new office properties. Newly acquired properties may fail to perform as expected. We may underestimate the costs necessary to bring an acquired property up to standards established for its intended market position. In either of these circumstances, our results of operations could be adversely affected, which could result in a decline in the market value of our securities.

Competition for acquisitions or an oversupply of properties for sale could adversely affect us

     We expect other major real estate investors with significant capital to compete with us for attractive investment opportunities. These competitors include publicly traded REITs, private REITs, investment banking firms and private institutional investment funds. This competition could increase prices for office properties. We face similar competition with other property owners in our efforts to dispose of assets, which may result in lower sales prices. Any such increase in prices for acquired office properties or decrease in prices for properties to be sold by us could impair our growth prospects or reduce our available capital, either of which could result in a decline in the market value of our securities.

Because real estate investments are illiquid, we may not be able to sell properties when appropriate

     Real estate investments generally cannot be sold quickly. In addition, there are limitations under the federal income tax laws applicable to REITs and tax protection agreements that we have entered into in connection with the acquisition of approximately 260 of our properties that may limit our ability to sell our assets. As a result, we may not be able to vary our portfolio promptly in response to economic or other conditions, which could have an adverse effect on our ability to service debt and make distributions to our securityholders.

An earthquake or terrorist act could adversely affect our business

     A significant portion of our properties are located in California and Washington, which are high risk geographical areas for earthquakes. As well, a significant portion of our properties are located in New York, Washington, D.C. and other major urban areas which could be the target of future terrorist acts. Depending upon its magnitude, an earthquake or terrorist act could severely damage one or more of our properties, which would adversely affect our business. As described more fully below, we maintain earthquake and terrorism insurance for our properties and the resulting business interruption. However, any earthquake or terrorist attack, whether or not insured, could have an adverse effect on our results of operations and financial condition. As a result, the market value of our securities could decline.

Some potential losses, including losses arising from earthquakes and terrorist acts, may not be covered by insurance

     We carry insurance on our properties with respect to specified catastrophic events, as summarized in the table below:

Type of Insurance	Equity Office	Third-Party
Coverage	Loss Exposure/Deductible	Coverage Limitation

Property damage and business interruption (a)	$75 million annual aggregate exposure (which includes amounts paid for earthquake loss), plus $1 million per occurrence deductible	$1.0 billion per occurrence(c)
Earthquake(a) (b)	$75 million annual aggregate exposure (which includes amounts paid for property damage and business interruption loss), plus $1 million per occurrence deductible	$325 million in the aggregate per year(c)
Acts of terrorism(d)	$2.8 million per occurrence deductible (plus 10% of each and every loss with a maximum per occurrence exposure of $35.3 million which includes the $2.8 million deductible)	$825 million per occurrence(e)

(a)	Equity Office retains up to $75 million of such loss calculated throughout the portfolio. In the event of a loss in excess of this retention limit, the third-party insurance carriers would be obligated to cover the losses up to the stated coverage amounts in the above table.

(b)	The amount of the third-party insurance relating to earthquakes is based on maximum probable loss studies performed by independent third parties. The maximum annual aggregate payment amount for earthquake loss is $325 million, inclusive of Equity Office’s loss exposure of $75 million plus $1 million per occurrence deductible. There can be no assurance that the maximum probable loss studies have accurately estimated losses that may occur.

(c)	These amounts include Equity Office’s loss exposure/deductible amount.

(d)	The coverage includes nuclear, chemical and biological events. The coverage does not apply to non-TRIA (Terrorism Risk Insurance Act of 2002) events (which are terrorism events that are not committed by a foreigner or a foreign country). EOP Partnership maintains separate insurance with a $325 million annual aggregate limit subject to a deductible of $1 million for non-TRIA events. The separate coverage for non-TRIA events excludes nuclear, biological and chemical events.

(e)	This amount is in excess of Equity Office’s deductible amounts.

Should an uninsured loss or a loss in excess of insured limits occur, we could lose all or a portion of the capital we have invested in a property, as well as the anticipated future revenue from the property. Nevertheless, we might remain obligated for any mortgage debt or other financial obligations related to the property. It is also possible that third-party insurance carriers will not be able to maintain reinsurance sufficient to cover any losses that may be incurred. Any material uninsured loss could have an adverse effect on our financial condition and results of operations, which could cause the market value of our securities to decline.

     In addition, if any of our properties were to experience a catastrophic loss that was insured, it could still seriously disrupt our operations, delay revenue and result in large expenses to repair or rebuild the property. Also, due to inflation, changes in codes and ordinances, environmental considerations and other factors, it may not be feasible to use insurance proceeds to replace a building after it has been damaged or destroyed. Events such as these could also adversely affect our results of operations and financial condition, resulting in a decline in the market value of our securities.

     As a further matter, we also have to renew our policies every three years (and in some cases on an annual basis) and negotiate acceptable terms for coverage, exposing us to the volatility of the insurance markets, including the possibility of rate increases. Any material increase in insurance rates or decrease in available coverage in the future could adversely affect our results of operations and financial condition, which could cause a decline in the market value of our securities.

Increases in taxes and regulatory compliance costs, including compliance with the Americans with Disabilities Act, may reduce our net income

     We may not be able to pass all real estate tax increases through to our tenants. Therefore, any tax increases may adversely affect our results of operations. Our properties are also subject to various federal, state and local regulatory requirements, such as state and local fire and life safety requirements. Other examples of requirements are those mandated by the U.S. Environmental Protection Agency and the U.S. Occupational Safety and Health Administration. The EPA and OSHA are increasingly involved in indoor air quality standards, especially with respect to asbestos, mold and medical waste. Some trade associations, such as the Building Owners and Managers Association and the National Fire Protection Association, publish standards that are adopted by government authorities. These include standards relating to life, safety and fire protection systems published by the NFPA. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. In addition, we cannot provide any assurance that these requirements will not be changed or that new requirements will not be imposed that would require significant unanticipated expenditures by us and could have an adverse effect on our results of operations.

     Under the Americans with Disabilities Act of 1990 and various state and local laws, all public accommodations and commercial facilities must meet certain federal requirements related to access and use by disabled persons. Compliance with these requirements could involve removal of structural barriers from certain disabled persons’ entrances. Other federal, state and local laws may require modifications to or restrict further renovations of our properties with respect to such means of access. Although we believe that our properties are substantially in compliance with present requirements, noncompliance with the ADA or related laws or regulations could result in the imposition of fines by government authorities or in the award to private litigants of damages against us. Costs such as these, as well as the general costs of compliance with these laws or regulations, may also adversely affect our results of operations.

     Any such adverse effect on our results of operations, whether from real estate tax increases or changes in regulatory requirements, could cause the market value of our securities to decline.

We may not control the decisions of joint ventures or partnerships in which we have an interest

     From time to time we invest in joint ventures or partnerships in which we do not hold a controlling interest. These investments involve risks that are not present with assets in which we own a controlling interest, including:

•	the possibility that our co-venturers or partners might at any time have economic or other business interests or goals that are inconsistent with our business interests or goals;

•	the possibility that our co-venturers or partners may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives (including actions that may be inconsistent with our REIT status);

•	the possibility that our co-venturers or partners may have different objectives from us regarding the appropriate timing and pricing of any sale or refinancing of properties; and

•	the possibility that our co-venturers or partners might become bankrupt or insolvent.

     Even when we have a controlling interest, certain major decisions may require partner approval.

We also have joint venture and partnership agreements that contain buy-sell clauses that could require us to buy or sell our interest at a time we do not deem favorable for financial or other reasons, including the availability of cash at such time and the impact of tax consequences resulting from any sale. Any of the foregoing circumstances could cause an adverse effect on our results of operations or financial condition, which could result in a decline in the market value of our securities. There is no limitation under our organizational documents as to the amount of available funds that we may invest in joint ventures or partnerships.

Scheduled debt payments could adversely affect us, including as a result of refinancing risk and foreclosure risk

     Our business is subject to risks normally associated with debt financing. If principal payments due at maturity cannot be refinanced, extended or paid with proceeds of other capital transactions, such as new equity or debt capital, our cash flow may not be sufficient in all years to repay all maturing debt. If prevailing interest rates or other factors at the time of refinancing, such as the possible reluctance of lenders to make commercial real estate loans or if our debt is no longer rated investment grade by the rating agencies, result in higher interest rates, increased interest expense would adversely affect our ability to service debt and make distributions to our securityholders and our results of operations and financial condition. In addition, if we are unable to refinance our indebtedness on acceptable terms, or at all, events or conditions that may adversely affect our results of operations or financial condition would also include the following:

•	we may need to dispose of one or more of our properties upon disadvantageous terms;

•	if we mortgage property to secure payment of indebtedness and are unable to meet mortgage payments, the mortgagee could foreclose upon such property or appoint a receiver to receive an assignment of our rents and leases; and

•	foreclosures upon mortgaged property could create taxable income without accompanying cash proceeds and, therefore, hinder our ability to meet the REIT distribution requirements of the Internal Revenue Code.

Any such adverse effect on our results of operations or financial condition could result in a decline in the market value of our securities.

We are obligated to comply with financial covenants in our debt agreements that could restrict our range of operating activities

     The mortgages on our properties contain customary negative covenants, including limitations on our ability, without the prior consent of the lender, to further mortgage the property, to enter into new leases outside of stipulated guidelines or to materially modify existing leases. In addition, our credit facilities contain customary requirements, including restrictions and other limitations on our ability to incur debt as a result of financial covenants requiring maintenance of debt to assets ratios, secured debt to total assets ratios, debt service coverage ratios, fixed charge coverage ratios and minimum ratios of unsecured debt to unencumbered assets. The indentures under which our senior unsecured debt have been issued contain financial and operating covenants, including coverage ratios and limitations on our ability to incur secured and unsecured debt. These covenants will reduce our flexibility in conducting our operations and create a risk of default on our debt if we cannot continue to satisfy them.

     If we were to breach certain of our debt covenants, our lenders could require us to repay the debt immediately, and, if the debt is secured, could take possession of the property securing the loan. In addition, if any other lender declared its loan due and payable as a result of a default, the holders of our senior unsecured debt, along with the lenders under our credit facility, might be able to require that those debts be paid immediately. As a result, any default under our debt covenants could create a risk of default on other material components of our debt.

     The limitations on our business resulting from covenants under our indebtedness, and any defaults arising under such covenants, could adversely affect our results of operations and financial condition. Under these circumstances, the market value of our securities could decline.

Our degree of leverage could limit our ability to obtain additional financing and could have other adverse effects

     Our debt to market capitalization ratio, which we calculate as total debt as a percentage of total debt plus the liquidation value of our preferred shares and the market value of our outstanding common shares and the outstanding units of EOP Partnership owned by third parties, was approximately 46.0% as of December 31, 2003. Our leverage could have important consequences to our securityholders, including affecting our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, development or other general corporate purposes and making us more vulnerable to a downturn in business or the economy generally. In addition, as a result of the financial and operating covenants described above, our leverage could reduce our flexibility in conducting our business and planning for, or reacting to, changes in our business and in the real estate industry. Any such reduction in our ability to obtain additional financing or our flexibility to conduct our business could adversely affect our financial condition and results of operations. This could result in a decline in the market value of our securities.

We may be able to incur substantially more debt which would increase the risks associated with our substantial leverage

     Neither the limited partnership agreement of EOP Partnership nor our governing documents limit the amount or the percentage of indebtedness that we may incur. We may borrow up to a maximum of $1.0 billion under our three-year line of credit and an additional $1.0 billion under our 364-day line of credit. In addition, we could incur additional senior unsecured indebtedness under our existing indentures. As well, we also can incur additional indebtedness secured by one or more of our properties. If new debt is added to our current debt levels, the related risks arising from our indebtedness that we now face, as described above, could intensify.

Our investment in property development may be more costly than anticipated

     We intend to continue to develop office properties where we believe market conditions warrant. Our development and construction activities may involve the following risks:

•	we may be unable to proceed with the development of properties because we cannot obtain financing with favorable terms;

•	we may incur construction costs for a development project which exceed our original estimates due to increased material, labor or other costs, which could make completion of the project uneconomical because we may not be able to increase rents to compensate for the increase in construction costs;

•	we may be unable to obtain, or face delays in obtaining, required zoning, land-use, building, occupancy, and other governmental permits and authorizations, which could result in increased costs and could require us to abandon our activities entirely with respect to a project;

•	we may abandon development opportunities after we begin to explore them and as a result we may fail to recover expenses already incurred;

•	we may expend funds on and devote management time to projects which we do not complete;

•	we may be unable to complete construction and leasing of a property on schedule, resulting in increased debt service expense and construction or renovation costs;

•	we may lease developed properties at below expected rental rates; and

•	occupancy rates and rents at newly completed properties may fluctuate depending on a number of factors, including market and economic conditions, and may result in our investment not being profitable.

Any of these circumstances could adversely affect our results of operations, which could cause the market value of our securities to decline.

Rising interest rates could adversely affect our cash flow

     Advances under our credit facilities bear interest at a variable rate based upon LIBOR. We also, from time to time, enter into interest rate swap agreements effectively converting fixed-rate debt into variable rate debt based on LIBOR. We may borrow additional money with variable interest rates in the future. Although we may enter into hedging agreements to limit our exposure to rising interest rates as we determine to be appropriate and cost effective, increases in interest rates, or the loss of the benefits of hedging agreements, would increase our interest expense. Such increases in interest expense would adversely affect our results of operations, which could cause a decline in the market value of our securities. Such increases in interest rates could also adversely affect our cash flow and our ability to service debt and make distributions to our securityholders.

Our hedging arrangements involve risks

     As noted above, we may use interest rate hedging agreements to manage our exposure to interest rate volatility. However, these arrangements may expose us to additional risks. Although our interest rate risk management policy establishes minimum credit ratings for counterparties, this does not eliminate the risk that a counterparty may fail to honor its obligations. Developing an effective interest rate risk strategy is complex and no strategy can completely insulate us from risks associated with interest rate fluctuations. In addition, hedging agreements may involve costs, such as transaction fees or breakage costs, if we terminate them. Any failure by us to effectively manage our exposure to interest rate risk through hedging agreements or otherwise, and any costs associated with hedging arrangements, could adversely affect our results of operations or financial condition. This could cause the market value of our securities to decline.

In order to maintain our REIT status, we may need to borrow funds on a short-term basis during unfavorable market conditions

     In order to maintain our REIT status, we may need to borrow funds on a short-term basis to meet the REIT distribution requirements, even if the then prevailing market conditions are not favorable for these borrowings. To qualify as a REIT, we generally must distribute to our shareholders at least 90% of our taxable net income each year, excluding capital gains. In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which dividends paid by us in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years. We may need short-term debt to fund required distributions as a result of differences in timing between the actual receipt of income and the recognition of income for federal income tax purposes, or the effect of non-deductible capital expenditures, the creation of reserves or required debt or amortization payments. Any such incurrence of short-term debt, particularly during unfavorable market conditions, could adversely affect our results of operations or financial condition. As a result, the market value of our securities could decline.

Provisions of Maryland law and our declaration of trust and bylaws could inhibit changes in control

     Maryland law and our declaration of trust and bylaws contain a number of provisions that may have the effect of discouraging transactions that involve an actual or threatened change in control. As a result, holders of our securities may not receive premiums or other increases in value of our securities that may be associated with any such actual or threatened change in control. These provisions include:

•	Removal of trustees — Under our declaration of trust, subject to the rights of one or more classes or series of preferred shares to elect one or more trustees, a trustee may be removed at any time, but only with cause, at a meeting of the shareholders by the affirmative vote of the holders of not less than a majority of the shares then outstanding and entitled to vote generally in the election of trustees.

•	Unsolicited takeover provisions of Maryland law — Maryland law provides protection for Maryland REITs against unsolicited takeovers by protecting the board of trustees with regard to actions taken in a takeover context. Maryland law provides that the duties of trustees will not require them to (a) accept, recommend or respond to any proposal by a person seeking to acquire control, (b) authorize the REIT to redeem any rights under, modify or render inapplicable a shareholder rights plan, (c) make a determination under the Maryland Business Combination Act or the Maryland Control Share Acquisition Act, or (d) act or fail to act solely because of the effect the act or failure to act may have on an acquisition or potential acquisition of control or the amount or type of consideration that may be offered or paid to shareholders in an acquisition. Maryland law also establishes a presumption that an act of a trustee satisfies the required standard of care. In addition, an act of a trustee relating to or affecting an acquisition or a potential acquisition of control is not subject under Maryland law to a higher duty or greater scrutiny than is applied to any other act of a trustee. Maryland law also provides that the duty of a trustee is only enforceable by the REIT or in the right of the REIT. A shareholder suit to enforce the duty of a trustee, therefore, can only be brought by or in the right of Equity Office.

•	Call of special meetings of shareholders — Our bylaws provide that special meetings of shareholders may be called only by the chairman of the board, the president, one-third of the trustees or by the holders of shares entitled to cast not less than a majority of all the votes entitled to be cast at the meeting. This provision limits the ability of shareholders to call special meetings.

•	Advance notice provisions for shareholder nominations and shareholder new business proposals — Our bylaws require advance written notice for shareholders to nominate a trustee or bring other business before a meeting of shareholders. This provision limits the ability of shareholders to make nominations for trustees or introduce other proposals that are not timely received for consideration at a meeting.

•	Board authority to issue preferred shares without shareholder approval — Our board of trustees is authorized to issue preferred shares having a preference as to dividends or liquidation over the common shares without shareholder approval. The issuance of preferred shares could adversely affect the voting power of the holders of our common shares and could be used to discourage, delay or prevent a change in control of Equity Office.

•	Two-thirds shareholder vote required to approve many amendments to our declaration of trust — Under Maryland law and our declaration of trust, the trustees, by a two-thirds vote, may at any time amend the declaration of trust solely to enable Equity Office to qualify as a REIT under the Internal Revenue Code or as a real estate investment trust under Maryland law, without action by Equity Office shareholders. Our board of trustees also may amend the declaration of trust to set the terms of one or more series of preferred shares without action by holders of Equity Office common shares. Other amendments to the declaration of trust must first be declared advisable by our board of trustees and thereafter must be approved by shareholders by the affirmative vote of not less than two-thirds of all votes entitled to be cast, or, in the case of amendments to the declaration of trust in connection with mergers and other specified business combinations or that involve an increase or decrease in the number of authorized common shares or preferred shares, not less than a majority of all votes entitled to be cast. The two-thirds shareholder vote requirement for many amendments to our declaration of trust may make amendments to our declaration of trust that shareholders believe desirable more difficult to effect.

•	Exclusive authority of board to amend bylaws, except for specified amendments — Our bylaws provide that the power to amend, repeal or adopt new bylaws is vested exclusively with the board of trustees, except that any amendments by the board of trustees to the bylaw provisions relating to meetings of shareholders, the minimum and maximum number of trustees, and the requirement that at least two-thirds of the trustees must be persons who are not executive officers of Equity Office or persons affiliated with Mr. Zell or his affiliates are subject to the approval of shareholders by vote of a majority of the votes cast. These provisions may make more difficult bylaw amendments that shareholders may believe are desirable.

•	Business combination with interested shareholders — The Maryland Business Combination Act provides that, unless exempted, a Maryland REIT may not engage in business combinations, including mergers, dispositions of 10% or more of its assets, issuances of shares and other specified transactions, with an “interested shareholder” or its affiliates, for five years after the most recent date on which the interested shareholder became an interested shareholder and thereafter unless specified criteria are met. Our board of trustees has elected by resolution to exempt from the provisions of the Maryland Business Combination Act any business combination with any person. Our board of trustees may, however, repeal this election in whole or in part at any time and cause us to become subject to these provisions in the future, except with respect to a securityholder who became an interested shareholder in connection with our formation in July 1997.

•	Other constituencies — Maryland law expressly codifies the authority of a Maryland REIT to include in its charter a provision that allows the board of trustees to consider the effect of a potential acquisition of control on shareholders, employees, suppliers, customers, creditors and communities in which offices or other establishments of the trust are located. Our declaration of trust does not include a provision of this type. Maryland law also provides, however, that the inclusion or omission of this type of provision in the declaration of trust of a Maryland REIT does not create an inference concerning factors that may be considered by the board of trustees regarding a potential acquisition of control. This law may allow the board of trustees to reject an acquisition proposal even though the proposal was in the best interests of our shareholders.

We have share ownership limits for REIT tax purposes

     Primarily to facilitate maintenance of our REIT qualification, our declaration of trust generally prohibits ownership by any single shareholder of more than 9.9%, in value or number of shares, whichever is more restrictive, of any class or series of our outstanding shares. This is referred to as the “ownership limit.” The federal tax laws include complex stock ownership and attribution rules that apply in determining whether a shareholder exceeds the ownership limit. These rules may cause a shareholder to be treated as owning the shares that are actually owned by others, including family members and entities in which a shareholder has an ownership interest. Our declaration of trust permits, and in some cases requires, the board of trustees to waive or modify the ownership limit, if the board of trustees is satisfied that the waiver or modification will not jeopardize our REIT qualification. In addition, our declaration of trust allows the board of trustees to modify the ownership limits applicable to series of preferred shares issued in business combination transactions. Absent a modification or waiver, shares acquired or held in violation of the ownership limit will be transferred to a trust for the exclusive benefit of a designated charitable beneficiary, and the shareholder’s rights to distributions and to vote would terminate. Also, the ownership limit could delay or prevent a change in control that is opposed by the board of trustees and, therefore, could adversely affect our securityholders’ ability to realize a premium over the then-prevailing market price for their securities.

     Our declaration of trust also includes an additional ownership limit designed to help us remain qualified as a “domestically controlled REIT” for federal income tax purposes. This ownership limit prevents any person from acquiring our shares if the acquisition by that person would cause 43% or more of the fair market value of our issued and outstanding shares to be owned, directly or indirectly, by non-U.S. persons. The ownership limit does not apply to any acquisition of our preferred shares that were outstanding as of June 19, 2000, or to common shares issued upon conversion of any of these preferred shares.

Environmental problems are possible and can be costly

     Federal, state and local laws and regulations relating to the protection of the environment may require a current or previous owner or operator of real estate to investigate and clean up hazardous or toxic substances or petroleum product releases at that property or at impacted neighboring properties. If unidentified environmental problems arise, we may have to make substantial payments, which could adversely affect our results of operations or financial condition, which could cause the market value of our securities to decline. These adverse effects could arise because:

•	the owner or operator may have to pay a governmental entity or third parties for property damage and for investigation and clean-up costs incurred by these parties in connection with the contamination;

•	environmental laws typically impose clean-up responsibility and liability without regard to whether the owner or operator knew about or caused the presence of the contaminants;

•	even if more than one person may have been responsible for the contamination, each person covered by the environmental laws may be held responsible for all of the clean-up costs incurred; and

•	third parties, such as neighboring property owners, may sue the owner or operator of a site for damages and costs resulting from environmental contamination emanating or migrating from that site.

     Environmental laws also govern the presence, maintenance and removal of asbestos. These laws require that owners or operators of buildings containing asbestos:

•	properly manage and maintain the asbestos;

•	notify and/or train those who may come into contact with asbestos, such as tenants, visitors and employees; and

•	undertake special precautions, including removal or other abatement, if asbestos would be disturbed during renovation or demolition of a building.

     These laws may impose fines and penalties on building owners or operators who fail to comply with these requirements. Moreover, third parties may seek recovery from owners or operators for personal injuries associated with exposure to asbestos fibers.

     Independent environmental consultants have conducted Phase I or equivalent environmental site assessments at substantially all of our properties. These assessments have included, at a minimum, a visual inspection of the properties and the surrounding areas, an examination of current and historical uses of the properties and the surrounding areas and a review of relevant state, federal and historical documents. Where appropriate, on a property by property basis, these consultants have conducted additional testing, including sampling for asbestos, for lead in drinking water, for soil contamination where underground storage tanks are or were located or where other past site usages indicate a potential environmental problem, and for contamination in groundwater.

     These environmental assessments have not revealed any environmental liabilities at the properties that we believe will require us to incur costs material to our business. A number of the office properties contain asbestos, but most of these buildings contain only minor amounts. We believe this asbestos is in good condition and very little of it is of a type that is easily crumbled, which is the type most susceptible to the release of asbestos fibers. For a few of our properties, the environmental assessments note potential offsite sources of contamination such as underground storage tanks. For some of the properties, the environmental assessments note previous uses, such as the former presence of underground storage tanks or historical manufacturing operations. In most of these cases, follow-up soil and/or groundwater sampling has not identified elevated levels of contamination. Those of our current or former properties where such contamination has been found are being investigated and/or remediated as required by applicable laws and regulations. We do not believe that the contamination at any of these properties will result in a material liability for us.

     Although the environmental investigations conducted to date have not revealed any environmental liability that we believe would have a material adverse effect on our business, assets or results of operations, it is possible that these investigations did not reveal all environmental liabilities or their extent, or that there are material environmental liabilities of which we are unaware. In addition, no assurances can be given that (a) future laws, ordinances or regulations will not impose any material environmental liability, (b) the current environmental condition of our properties has not been, or will not be affected by tenants and occupants of our properties, by the condition of other properties in the vicinity of our properties or by third parties unrelated to us or (c) our limited insurance that we maintain with respect to environmental matters will cover all possible losses.

We are dependent on key personnel

     We depend on the efforts of Samuel Zell, our chairman of the board, and our executive officers, particularly Richard D. Kincaid, our president and chief executive officer. If they were to resign or were unable to serve, our operations could be adversely affected. We do not have employment agreements with Mr. Zell or any of our executive officers, including Mr. Kincaid.

Conflicts of interest exist with holders of interests in EOP Partnership who serve as our trustees

     Some holders of interests in EOP Partnership, including Mr. Zell, would incur adverse tax consequences upon the sale of certain of our properties and on the repayment of some of our debt. These tax consequences may differ from the tax consequences to us and our shareholders of a sale of properties or the replacement of debt. Consequently, such holders of interests in EOP Partnership may have different objectives regarding the appropriate pricing and timing of some property sales or repayments of debt. While we have exclusive authority under the limited partnership agreement of EOP Partnership to determine when to refinance or repay debt or whether, when and on what terms to sell a property, the sale of some properties is subject to various contractual commitments that may require us to make payments to some unitholders, including Mr. Zell, to compensate them for taxes incurred as a result of some property sales. In addition, any such decision would require the approval of our board of trustees or an appropriate committee thereof. As chairman of our board, Mr. Zell has substantial influence with respect to any such decision. His influence could be exercised in a manner inconsistent with the interests of some, or a majority, of our shareholders, including in a manner, which could prevent completion of a sale of a property or the repayment of indebtedness. As a result of these circumstances, our results of operations could be adversely affected, which could result in a decline in the market value of our securities.

Contingent or unknown liabilities acquired in mergers or similar transactions could require us to make substantial payments

     The properties which we acquired in our formation and in our subsequent mergers with Beacon Properties Corporation, Cornerstone Properties Inc. and Spieker Properties, Inc. were acquired subject to liabilities and without any recourse with respect to liabilities, whether known or unknown. In addition, we have acquired numerous other properties where we have only limited recourse with respect to unknown liabilities. As a result, if liabilities were asserted against us based upon any of those properties, we might have to pay substantial sums to settle them, which could adversely affect our results of operations and financial condition and our cash flow and ability to service debt and make distributions to our securityholders. Such an adverse effect could then cause the market value of our securities to decline. Unknown liabilities with respect to properties acquired might include:

•	liabilities for clean-up or remediation of environmental conditions;

•	claims of tenants, vendors or other persons dealing with the former owners of the properties;

•	liabilities incurred in the ordinary course of business; and

•	claims for indemnification by general partners, directors, officers and others indemnified by us or the former owners of the properties.

Changes in market conditions could adversely affect the market value of our securities

     As with other publicly traded equity securities, the market value of our securities depends on various market conditions which may change from time to time. Among the market conditions that may affect the market value of our securities are the following:

•	the extent of investor interest in us;

•	the general reputation of REIT’s and the attractiveness of our equity securities in comparison to other equity securities, including securities issued by other real estate-based companies;

•	our financial performance; and

•	general stock and bond market conditions.

     We believe the market value of our common shares is based primarily upon the market’s perception of our growth potential and our current and potential future earnings and cash available for distribution. Consequently, our common shares may trade at prices that are higher or lower than our net asset value per common share. If our future earnings or cash available for distribution is less than expected, it is likely that the market price of our common shares will diminish.

     We believe the market value of our debt and preferred shares is based on the preceding factors as well as market interest rates, as described below.

Our earnings and cash distributions will affect the market price of our securities

     We believe that the market value of a REIT’s equity securities is based primarily upon the market’s perception of the REIT’s growth potential and the REIT’s current and potential future cash distributions, and is secondarily based upon the real estate market value of the underlying assets. For that reason, our securities may trade at prices that are higher or lower than the net asset value per share. To the extent that we retain operating cash flow for investment purposes, working capital reserves or other purposes, these retained funds, while increasing the value of our underlying assets, may not correspondingly increase the market price of our securities. Our failure to meet the market’s expectations with regard to future earnings and cash distributions would likely adversely affect the market price of our securities.

Market interest rates may have an effect on the value of our debt and equity securities

     One of the factors that investors consider important in deciding whether to buy or sell preferred shares or debt securities of a REIT is the distribution rate on the REIT’s shares or the coupon on its debt securities, considered as a percentage of the price of those shares or debt securities, relative to market interest rates. If market interest rates increase, prospective purchasers of REIT shares or debt securities may expect a higher distribution rate or coupon. Higher market interest rates would not, however, result in more funds for us to distribute or use to make debt payments. To the contrary, higher market interest rates would likely increase our borrowing costs and potentially decrease our funds available for distribution or debt service. Thus, higher market interest rates could cause the market value of our preferred equity and debt securities to go down. Higher market interest rates could also cause the market value of our common equity to go down.

The number of shares available for future sale could adversely affect the market value of our securities

     As part of our initial public offering in 1997 and since then we have completed transactions where units of limited partnership interest in EOP Partnership were issued to owners of properties we acquired. Common shares issuable in exchange for such interests in EOP Partnership may be sold in the public securities markets over time pursuant to registration rights we granted to these investors. Additional common shares reserved under our employee benefit and other incentive plans, including share options, may also be sold in the market at some time in the future. Future sales of our common shares in the market could adversely affect the price of our common shares. We cannot predict the effect the perception in the market that such sales may occur will have on the market value of our common shares.

We are dependent on external sources of capital for future growth

     To qualify as a REIT, we must distribute to our shareholders each year at least 90% of our net taxable income, excluding any net capital gain. Because of this distribution requirement, it is not likely that we will be able to fund all future capital needs, including for acquisitions and developments, from income from operations. Therefore, we will have to rely on third-party sources of capital, which may or may not be available on favorable terms or at all. Our access to third-party sources of capital depends on a number of things, including the market’s perception of our growth potential and our current and potential future earnings. If we are not able to obtain third-party sources of capital on favorable terms, our results of operations could be adversely affected, which could result in a decline in the market value of our securities. Moreover, additional equity offerings may result in substantial dilution of our shareholders’ interests, and additional debt financing may substantially increase our leverage.

If we fail to qualify as a REIT, our shareholders would be adversely affected

     We believe that we have qualified for taxation as a REIT for federal income tax purposes since 1997. We plan to continue to meet the requirements for taxation as a REIT but we cannot assure shareholders that we will qualify as a REIT. Many of the REIT requirements are highly technical and complex. The determination that we are a REIT requires an analysis of various factual matters and circumstances, some of which may not be totally within our control, including, in limited circumstances, factual matters and circumstances relating to some corporations that were operating as REITs at the time we acquired them or actions taken by our joint venture partners. For example, to qualify as a REIT, at least 95% of our gross income must come from sources that are itemized in the REIT tax laws and we are prohibited from owning specified amounts of debt or equity securities of some issuers. We are also required to distribute to shareholders with respect to each year at least 90% of our REIT taxable income, excluding capital gains. The fact that we hold our assets through EOP Partnership and its subsidiaries and our ongoing reliance on factual determinations, such as determinations related to the valuation of our assets, further complicate the application of the REIT requirements for us. Even a technical or inadvertent mistake could jeopardize our REIT status. Furthermore, Congress and the Internal Revenue Service might make changes to the tax laws and regulations, and the courts might issue new rulings that make it more difficult, or impossible, for us to remain qualified as a REIT.

     If we fail to qualify as a REIT for federal income tax purposes, we would be subject to federal and state income tax at regular corporate rates. As a regular, non-REIT corporation, we would not be allowed to take a deduction for distributions to shareholders in computing our taxable income or pass through long term capital gains to individual shareholders at favorable rates. Also, unless the Internal Revenue Service were to grant us relief under statutory provisions, we would remain disqualified as a REIT for the four years following the year we first failed to qualify. If we failed to qualify as a REIT, we would have to pay significant income taxes, which would reduce our net earnings available for investment or distribution to our shareholders. This would likely have a significant adverse effect on the value of our securities. In addition, we would no longer be required to make any distributions to shareholders.

We pay some taxes

     Even if we qualify as a REIT for federal income tax purposes, we are required to pay some federal, state and local taxes on our income and property. For example, we will be subject to income tax to the extent we distribute less than 100% of our REIT taxable income. We also may have to pay some state or local income taxes because not all states and localities treat REITs the same as they are treated for federal income tax purposes. Several corporate subsidiaries of Equity Office have elected to be treated as “taxable REIT subsidiaries” of Equity Office for federal income tax purposes since January 1, 2001. A taxable REIT subsidiary is a fully taxable corporation and is limited in its ability to deduct interest payments in excess of a certain amount made to Equity Office. In addition, we will be subject to a 100% penalty tax on some payments that we receive if the economic arrangements among our tenants, our taxable REIT subsidiaries and us are not comparable to similar arrangements among unrelated parties. To the extent that Equity Office or any taxable REIT subsidiary is required to pay federal, state or local taxes, we will have less cash available for distribution to shareholders.

The lower tax rate on dividends from non-REIT “C” corporations may cause investors to prefer to hold stock in non-REIT “C” corporations

     While corporate dividends have traditionally been taxed at ordinary income rates, dividends received by individuals through December 31, 2008 from domestic corporations generally will be taxed at the maximum capital gains tax rate of 15% as opposed to the maximum ordinary income tax rate of 35%. This reduces substantially the so-called “double taxation” (that is, taxation at both the corporate and shareholder levels) that generally applies to non-REIT “C” corporations but that does not apply to REITs because REITs generally do not pay any corporate income tax to the extent they distribute all of their taxable income. REIT dividends are not eligible for the lower capital gains rates, except in certain circumstances where the dividends are attributable to income that has been subject to corporate-level tax. The application of capital gains rates to non-REIT “C” corporation dividends could cause individual investors to view stock in non-REIT “C” corporations as more attractive than shares in REITs, which may negatively affect the value of our shares. We cannot predict what effect, if any, the application of the capital gains tax rate to dividends paid by non-REIT “C” corporations may have on the value of Equity Office’s common shares, either in terms of price or relative to other potential investments.